Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831

tel: 203 622 3131
fax: 203 622 6080

unitedrentals.com

UNITED RENTALS ANNOUNCES EXTENSION OF EXPIRATION DATE FOR
CURRENT TENDER OFFERS AND CONSENT SOLICITATIONS

          GREENWICH, Conn. — December 10, 2007 — United Rentals, Inc. (NYSE: URI) (the “Company”) announced today that the expiration time and date for the previously announced debt tender offers and consent solicitations (the “Offers”) being made by United Rentals (North America), Inc., the Company’s wholly owned subsidiary (“URNA”), have been extended to 12:00 midnight, New York City time, on December 21, 2007. The Offers, which are being conducted pursuant to URNA’s Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, dated October 16, 2007 (the “Statements”), relate to URNA’s outstanding:

•	6 1/2% Senior Notes due 2012 (the “6 1/2% Notes”);

•	7 3/4% Senior Subordinated Notes due 2013 (the “7 3/4% Notes”); and

•	7% Senior Subordinated Notes due 2014 (the “7% Notes,” and together with the 6 1/2% Notes and the 7 3/4% Notes, the “Notes”).

          The extension of these tender offers demonstrates that the Company continues to fulfill all of its obligations under the merger agreement with affiliates of Cerberus Capital Management, L.P. (“Cerberus”). As the Company previously announced, the Company stands ready to complete the merger transaction on the agreed-upon terms.

          As of 5:00 p.m., New York City time, on December 7, 2007, URNA had received tenders of Notes and deliveries of related consents from holders of approximately $999,138,850, or 99.91%, of the $1,000,000,000 aggregate principal amount of the 6 1/2 % Notes outstanding, approximately $517,994,000, or 98.67%, of the $525,000,000 aggregate principal amount of the 7 3/4 % Notes outstanding, and approximately $371,864,093, or 99.16%, of the $375,000,000 aggregate principal amount of the 7% Notes outstanding. The consent payment deadline relating to the Notes expired on October 29, 2007 at 5:00 p.m., New York City time, and has not been extended.

          Except for the extension of the expiration time and date, the Offers and the Statements remain in full force. URNA’s obligation to accept for purchase, and to pay for, Notes and consents validly tendered and not withdrawn pursuant to the Offers remains subject to the terms and conditions of the Statements. These include the satisfaction or waiver of certain conditions, including, among others, the consummation of the contemplated merger (the “Merger”) of RAM Acquisition Corp. (“RAM”), an entity indirectly controlled by affiliates of Cerberus, with and into the Company pursuant to the terms of the merger agreement and URNA having sufficient available funds to pay the total consideration with respect to all Notes. In light of Cerberus’ recent repudiation of its obligations under the merger agreement, there can be no assurances that the Merger will occur or that the Offers will be consummated. The Company has recently initiated litigation in the Delaware Court of Chancery against RAM and its parent, RAM Holdings, Inc., seeking to compel the two RAM entities to complete the agreed-upon transaction.

          URNA has retained Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. to serve as the Dealer Managers and Solicitation Agents for the Offers. Requests for documents may be directed to D.F. King & Co., Inc., the Tender Agent and Information Agent, by telephone at (800) 488-8095 (toll-free) or (212) 269-5550 (collect). Questions regarding the Offers may be directed to Credit Suisse Securities (USA) LLC, at (212) 325-4951 (collect), Banc of America Securities LLC, at (888) 292-0070 (toll-free) or (704) 388-9217 (collect), Morgan Stanley & Co. Incorporated, at (800) 624-1808 (toll-free) or (212) 761-1864 (collect), or Lehman Brothers Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect).

          This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes, nor is this release an offer or a solicitation of an offer to sell any securities. The Offers are being made solely by means of the Statements.

          About United Rentals

          United Rentals, Inc. is the largest equipment rental company in the world based on revenue, with an integrated network of over 690 rental locations in 48 states, 10 Canadian provinces and one location in Mexico. The Company’s approximately 11,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The Company offers for rent over 20,000 classes of rental equipment with a total original cost of $4.3 billion. The Company is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index ® and is headquartered in Greenwich, Conn. Additional information about the Company is available at www.unitedrentals.com.

          Forward Looking Statements

          Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those expected by any forward-looking statements. For a description of factors that could cause actual results to differ from those expected, please refer to our Annual Report on Form 10-K for the year ended December 31, 2006, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

Contact:

Kekst and Company
Mark Semer and Tom Davies
(212) 521-4800

Hyde Park Financial Communications
Fred Bratman
(203) 618-7318
cell: (917) 847-4507
fbratman@hydeparkfin.com